Exhibit (a)(1)(D)
AFFILIATED COMPUTER SERVICES, INC.
OFFER TO AMEND ELIGIBLE OPTIONS
WITHDRAWAL FORM
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 4:00 P.M., DALLAS, TEXAS TIME, ON
JULY 17, 2007 UNLESS THE OFFER IS EXTENDED
You previously received (1) the Offer to Amend Eligible Options, dated June 18, 2007 (the “Offer to Amend”) and (2) your Election Form. You signed and returned your Election Form, in which you elected to accept the offer from Affiliated Computer Services, Inc. (“ACS”) to amend some or all of your eligible options. You should submit this Withdrawal Form only if you now wish to change that election and withdraw your acceptance of ACS’ offer to amend some or all of your eligible options.
To withdraw your acceptance of the offer with respect to some or all of your eligible options, you must complete, manually sign, date and submit this Withdrawal Form via e-mail (such as a PDF or other scanned image of the signed document) to TOAdmin@acs-inc.com or via fax to (214) 584-5388 by 4:00 p.m., Dallas, Texas time, on July 17, 2007 (the “Expiration Time”), unless ACS, in its discretion, extends the period of time during which the offer will remain open. In such event, the term “Expiration Time” will mean the latest time and date at which the offer, as so extended, expires.
You should note that if you withdraw your acceptance of the offer, your eligible options will not be amended and you will not receive the cash payment (the “Cash Payment”) equal to the difference between the new exercise price per share of each amended option and the original exercise price per share, multiplied by the number of unexercised ACS shares of Class A common stock subject to the eligible option that was amended. You may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code and you will be solely responsible for such consequences. Your withdrawn eligible options will continue to be governed by the 1997 Stock Incentive Plan and by the existing stock option award agreement between you and ACS evidencing that option.
You may change this withdrawal, and again elect to accept the offer to amend some or all of your eligible options by submitting a new Election Form via e-mail to TOAdmin@acs-inc.com or via fax to (214) 584-5388 by the Expiration Time.
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If you wish to withdraw your acceptance of the offer, please check the appropriate box below. If you check Box 2, you must also complete the table that follows it to indicate the eligible option(s) with respect to which you are withdrawing your acceptance.
Box 1: ☐ I wish to withdraw my election to accept the offer, and instead decline the offer, with respect to all of my eligible options.
Box 2: ☐ I wish to withdraw my election to accept the offer, and instead decline the offer, only with respect to each of the eligible options listed below.

Grant Date	1997 Stock Incentive Plan Option Number

IMPORTANT: YOU MUST COMPLETE AND SIGN THE NEXT PAGE
FOR YOUR WITHDRAWAL TO BE VALID.

Please read the instructions on pages 3 and 4 of this Withdrawal Form and then complete, manually sign and date this Withdrawal Form and return the entire Withdrawal Form (including the instructions), by 4:00 p.m., Dallas, Texas time, on July 17, 2007 (unless extended) via e-mail (such as a PDF or other scanned image of the signed document) to TOAdmin@acs-inc.com or via fax to (214) 584-5388.
I agree that ACS shall not be liable for any costs, taxes, loss or damage that I may incur through my withdrawal of my election to accept the offer.
SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)	(Capacity of Authorized Signatory, if applicable)
Date:                                         , 2007

AFFILIATED COMPUTER SERVICES, INC.
INSTRUCTIONS TO THE WITHDRAWAL FORM FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.	Delivery of Withdrawal Form. A properly completed and executed copy of this Withdrawal Form must be received by ACS at the e-mail address or fax number set forth on the signature page of this Withdrawal Form, by the Expiration Time.

Only responses that are complete, signed and actually received by ACS via the specified e-mail or fax by the deadline will be accepted. Responses submitted by any other means, including hand delivery, overnight courier, interoffice mail or U.S. mail (or other postal service) or to any other e-mail address or fax number, are not permitted. Responses received after the deadline will not be accepted.

The delivery of all documents, including Election Forms and/or Withdrawal Forms, is at your risk. We intend to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail within three (3) U.S. business days after receipt. In addition, please note that confirmation of receipt of your Election Form or Withdrawal Form does not indicate that your form was properly completed or otherwise complied with the requirements of the offer. If you have not received an e-mail confirmation that we have received your Election Form and/or any Withdrawal Form by such time, we recommend that you confirm that we have received your Election Form and/or any Withdrawal Form. If you need to confirm receipt after three (3) U.S. business days have elapsed, you should first e-mail TOAdmin@acs-inc.com. If you do not receive a response from TOAdmin@acs-inc.com, you should contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.

Although by submitting a Withdrawal Form you have withdrawn your acceptance of the offer with respect to your eligible options, you may change your mind and re-elect to accept the offer with respect to your eligible options until the expiration of the offer. The only way you can rescind any withdrawal is to properly resubmit your acceptance of the offer with respect to your eligible options before the Expiration Time by submitting a new Election Form following the procedures described in the instructions to the Election Form. You will not be deemed to have made a proper acceptance of the offer with respect to your eligible options unless you deliver, prior to the Expiration Time, a new Election Form following the procedures described in the instructions to the Election Form. This new Election Form must be manually signed and dated after your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form or Withdrawal Form received by us prior to the Expiration Time will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted Election Form or Withdrawal Form received by us prior to the Expiration Time.

Although it is ACS’ intent to send you confirmation of receipt of this Withdrawal Form, by manually signing this Withdrawal Form, you waive any right to receive any notice of the withdrawal of your acceptance of the offer with respect to your eligible options.

2.	Signatures on this Withdrawal Form. Except as otherwise provided in the next sentence, this Withdrawal Form must be manually signed by the optionee. If this Withdrawal Form is manually signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to ACS of the authority of such person to act in such capacity must be submitted with this Withdrawal Form.

3.	Other Information on this Withdrawal Form. In addition to manually signing this Withdrawal Form, you must print your name (exactly as it appears on the Election Form you previously submitted) and indicate the date on which you signed.

4.	Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, the Election Form or this Withdrawal Form should be directed to Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286. Copies will be furnished promptly at ACS’ expense.

5.	Irregularities. ACS will determine, in its discretion, all questions as to the validity, form and eligibility of (including time of receipt) Withdrawal Forms that it receives and all determinations whether to accept any Withdrawal Forms. ACS’ determination of such matters will be final and binding on all parties. ACS reserves the right to reject any Withdrawal Forms that it determines are not in appropriate form or that it determines are unlawful to accept. ACS also reserves the right to waive any of the conditions of the offer or any defect or irregularity in any Withdrawal Form and ACS’ interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No withdrawal of an eligible option will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by ACS. Neither ACS nor any other person is obligated to give notice of any defects or irregularities in the Withdrawal Form and no person will incur any liability for failure to give any such notice.

6.	Additional Documents to Read. You should be sure to read the Offer to Amend and all documents referenced therein before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information. You should refer to Sections 3 and 14 of the Offer to Amend and the “Risks of Participation in the Offer” section of the Offer to Amend which contain important U.S. federal income tax information. We also recommend that you consult with your own tax advisors before deciding whether or not to participate in this offer.
IMPORTANT: IF YOU ELECT TO WITHDRAW YOUR ELECTION FORM, THIS PROPERLY COMPLETED WITHDRAWAL
FORM TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY ACS, VIA E-MAIL OR FAX BY THE
EXPIRATION TIME IN ORDER FOR YOUR WITHDRAWAL TO BE EFFECTIVE.

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